Exhibit 10.13

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into on April 27, 2017, with employment effective as of the Effective Date (as defined in Section 2), by and between Cypress Intermediate Holdings III, Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time and any successor(s) thereto, the “Company”), and Githesh Ramamurthy (“Executive”).

WHEREAS, pursuant to that certain Employment Agreement, dated as of November 28, 2012 (the “Prior Agreement”), by and between Jaguar Holdings, Inc., a Delaware corporation (“Jaguar”), and Executive, Executive is employed as the President and Chief Executive Officer of CCC Information Services, Inc. (“CCC”);

WHEREAS, Cypress Holdings, Inc., a Delaware corporation (“Cypress”), has entered into that certain Agreement and Plan of Merger, dated as of February 26, 2017 (the “Merger Agreement”), by and among Cypress, Cypress Merger Sub, Inc., a Delaware corporation, and Jaguar, the parent of CCC;

WHEREAS, as a material inducement to Cypress entering into the Merger Agreement and in order to provide Cypress with the full benefit of its investment in Jaguar Holdings, Executive has agreed to execute and deliver this Agreement on the terms set forth herein (including, without limitation, the restrictions set forth in Section 7 herein);

WHEREAS, effective as of the Effective Date, the parties thereto desire to terminate the Prior Agreement;

WHEREAS, the Company hereby agrees to employ Executive effective as of the Effective Date, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.    Position. During the Period of Employment (as defined below), Executive shall serve in the capacity indicated on Exhibit A. Executive shall perform the normal duties and responsibilities of such position and such other duties and responsibilities not inconsistent with such position as the Board of Directors of the Company (the “Board”) may assign to Executive from time to time. During the Period of Employment, Executive will (a) during normal business hours, devote Executive’s full time and exclusive attention to, and use Executive’s best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board; provided, however, that Executive may engage in charitable activities to the extent they are not inconsistent with Executive’s duties hereunder so long as Executive continues to spend substantially all of his time performing Executive’s duties hereunder.

2.    Period of Employment. Subject to earlier termination pursuant to Section 6, the period of Executive’s employment by the Company (the “Period of Employment”) shall be for three (3) years commencing on the date of the consummation of the transactions contemplated by the Merger Agreement (the “Effective Date”); provided, however, that thereafter the Period of Employment shall be automatically renewed for successive one (1) year periods on each anniversary of the Effective Date unless either party hereto gives the other party written notice no later than sixty (60) days prior to such anniversary of the Effective Date of its election not to so renew the Period of Employment for the additional one (1) year period. The Company’s election not to renew the initial Period of Employment or any subsequent Period of Employment shall constitute a termination of Executive’s employment without Cause for purposes of Section 6. For the avoidance of doubt, prior to the Effective Date, the terms and conditions of employment of Executive shall continue to be governed by the Prior Agreement. In the event that the Merger Agreement is terminated for any reason, this Agreement shall be void ab initio.

3.    Compensation.

3.1    Base Salary. During the Period of Employment, the Company shall pay Executive a per annum base salary as set forth in Exhibit A (as adjusted from time to time by the Board in its sole discretion, the “Base Salary”) payable in accordance with the standard policies of the Company. Executive’s Base Salary shall be subject to annual review by the Board; provided, however, that the level of such Base Salary shall not be subject to reduction unless consented to in writing by Executive.

3.2    Performance-Based Compensation. During the Period of Employment, Executive shall also be entitled to participate in an annual performance-based cash bonus program as set forth in Exhibit A. Executive’s annual performance-based cash bonus opportunity shall be subject to annual review by the Board; provided, however, that the target level of such bonus, determined as a percentage of Base Salary, shall not be subject to reduction unless consented to in writing by Executive.

3.3    Equity-Based Compensation. Executive shall be eligible to participate in the Company’s equity-based compensation plan to be adopted by the Company in accordance with the terms and conditions set forth in Exhibit B. As soon as practicable after the Effective Date, Executive shall be granted stock options to purchase shares of Class A common stock of Cypress, representing three percent to three and one-half percent (3-3.5%) of the outstanding equity of Cypress.

3.4    Taxes. Federal, state, local and other applicable taxes shall be withheld on all cash and in-kind payments made by the Company to Executive pursuant to this Agreement in accordance with applicable tax laws and regulations.

4.    Benefits. During the Period of Employment, Executive shall be entitled to participate in benefit plans and programs maintained by the Company from time to time and generally made available to its senior executive officers; provided, however, that (a)

Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate any such plan and program, and (b) Executive acknowledges that Executive shall have no vested rights under any such plan or program except as expressly provided under the terms thereof.

5.    Expenses. Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as Executive may incur during the Period of Employment in connection with the performance of his duties hereunder. In addition, upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable attorneys’ fees and expenses as Executive may incur in connection with the negotiation and preparation of this Agreement and other agreements related to the execution of this Agreement and the Merger Agreement (including any shareholder or similar agreements and any rollover transactions), provided that the amount so paid or reimbursed with respect to or on behalf of Executive and other senior executives of the Company shall not exceed $50,000 in the aggregate.

6.    Termination of Employment. The parties hereto expressly agree that Executive’s employment may be terminated by either (i) the Company immediately upon written notice to Executive or (ii) Executive upon thirty (30) days’ advance written notice to the Company and that, upon any such termination, except as set forth in Section 6.2, Executive shall not be entitled to any payment in the nature of severance or otherwise (other than Base Salary, reimbursement of expenses incurred prior to termination and any other benefits earned and accrued through the date of such termination).

6.1    Death or Disability. The employment of Executive and all rights to compensation under this Agreement shall terminate upon the death or Disability (as defined below) of Executive, except for such death or disability payments as may be payable under one or more benefit plans maintained at that time by the Company and applicable to Executive.

As used herein, “Disability” means the Board has made a good faith determination that Executive has become physically or mentally incapacitated or disabled such that Executive is unable to perform for the Company substantially the same services as Executive performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of 120 calendar days in any twelve (12) month period. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

6.2    Termination with Severance Obligation. Upon termination of Executive’s employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), subject to Executive’s execution and non-revocation of a Release (as defined in Section 6.3) in accordance with Section 10.3, and for so long as Executive is in material compliance with the terms of this Agreement (including, without limitation, Section 7.1), Executive shall, subject to Section 10.1, be entitled to receive from the Company (i) a monthly cash severance payment in an amount equal to the Monthly Severance Amount (as defined below) for a period of twenty-four (24) months from the date of termination, (ii) a lump sum cash payment in an amount equal to Executive’s salary and unused vacation (as determined in accordance with the Company’s policy in effect from time to time) accrued and unpaid through the date of termination, in each case, payable in accordance with the standard policies of the Company and (iii) a lump sum cash payment equal to the pro rata portion of the amount, if any, that Executive would have been entitled to receive pursuant to the annual performance-based cash bonus program set forth in Exhibit A for the Company’s then current fiscal year had Executive’s employment terminated immediately after the bonus payment date for such fiscal year, in each case, payable in accordance with the standard policies of the Company. Provided Executive elects to continue health coverage under COBRA following the date of termination, the Company will pay a portion of the premiums to continue Executive’s medical, vision and dental insurance for the period during which Executive is entitled to receive the Monthly Severance Amount, regardless of whether Executive is legally entitled to COBRA benefits during such period (the “Health Benefits Continuation”). During the period of Health Benefits Continuation, the Company shall pay a portion of each monthly premium equal to the portion of the monthly premium that it pays on behalf of active employees (or a cash severance payment to Executive equal to such monthly premium if such premium payments would result in excise taxes or penalties to either Executive or the Company), and Executive shall be responsible for any remaining portion of such premium. In the event that Executive does not pay Executive’s monthly premium, the Health Benefits Continuation shall cease.

As used herein, “Cause” means (i) gross negligence or willful and continued failure by Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) the engaging by Executive in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives of the Company or (iv) the commission by Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to Executive at the expense of the Company. For the purposes of this provision, no act or failure to act shall be deemed “willful” unless done or omitted to be done in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. The determination of Cause shall be made by the Board in its reasonable judgment.

As used herein, “Good Reason” means Executive’s voluntary resignation within ninety (90) days following the initial existence of one or more of the following conditions: (i) a material change in the duties, authorities, responsibilities and status of Executive’s position, or a material reduction or alteration in the nature or status of Executive’s authorities, duties or responsibilities from those in effect on the Effective Date (“material diminution”) with the result that Executive makes a good faith determination (by written notice delivered to the Board) that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately prior to such material diminution, (ii) any failure by the Company to comply with any of the provisions of Sections 3, 4 or 5, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice from Executive, (iii) a change in Executive’s reporting responsibilities such that Executive no longer reports to the Board or (iv) Executive is required by the Company to relocate his personal residence outside of a fifty (50)-mile radius of the Company’s principal place of business on the Effective Date; provided, however, that a termination by Executive for any of the reasons described in clauses (i), (ii) or (iii) of this sentence shall not be deemed to be a termination for Good Reason within the meaning of this Section 6 until and unless thirty (30) days have elapsed from the date the Board receives a written notice from Executive declaring his intention to termination employment for Good Reason and the Company fails to cure or cause to be cured the circumstances set forth in this Section 6 on the basis of which the declaration of termination for Good Reason is given.

As used herein, “Monthly Severance Amount” means an amount equal to the quotient of (i) an amount equal to the sum of (A) the Base Salary as of the date of termination plus (B) the Target Bonus (as defined below) divided by (ii) 12.

As used herein, “Target Bonus” means an amount equal to 100% of the Base Salary as of the date of termination.

6.3    Release. At the time of termination of Executive’s employment, Executive agrees to execute a general release in a form provided by the Company (a “Release”) whereby Executive will release, relinquish and forever discharge the Company and each of its parents and subsidiaries and any director, officer, employee, shareholder, controlling person or agent of the Company and each parent and subsidiary from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any rights Executive may have pursuant to (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program covering Executive on a post termination basis in accordance with its terms and the terms of this Agreement, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties or (iv) Executive’s capacity as a stockholder of the Company), which Executive has incurred or suffered or may incur or suffer as a result of Executive’s employment by the Company or the termination of such employment.

7.    Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

7.1    Non-Competition.

(a)    Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with trade secrets and other confidential information of the Company and that Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Period of Employment and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within the United States and any other geographical area in which the Company then engages in business or engaged in business at any time during Executive’s employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as Executive has no direct or indirect active participation in the business of such corporation.

(b)    During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee, (ii) hire any person who is, or, at any time during the 18-month period immediately prior to the date of Executive’s termination of employment was, an employee of the Company (a “Company Employee”) or (iii) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company; provided, however, that clause (ii) shall not apply with respect to any Company Employee who (A) was hired as a result of general solicitations and advertisements to the public and (B) had not been employed by the Company for at least three (3) months prior to being hired, directly or indirectly, by Executive.

7.2    Proprietary Information. Executive agrees that Executive shall not use for Executive’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall Executive otherwise disclose to any individual or entity at any time while Executive is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of Executive’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency; provided, however, that, upon the termination of Executive’s employment with the Company, Executive shall be entitled to receive an electronic or paper copy of Executive’s contacts list and matters relating to Executive’s personal financials maintained on the Company’s computer systems. For purposes of this Agreement, “proprietary information” shall mean: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (iv) any inventions, innovations, trade secrets or other items covered by Section 7.4; and (v) any other information which the Board has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 7.1, 7.2 or 7.3.

7.3    Surrender of Records. Executive agrees that Executive shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information as defined in Section 7.2.

7.4    Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by Executive alone or in conjunction with others at any time during Executive’s employment by the Company shall belong to the Company. Executive will use Executive’s best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

7.5    Definition of Company. For purposes of this Section 7, the term “Company” shall include the Company and any and all of its parents, subsidiaries, joint ventures and affiliated entities as the same may exist from time to time.

7.6    Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Section 7 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

8.    Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.

9.    Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

10.    Sections 409A and 280G of the Code.

10.1    General. It is the intent of the parties to this Agreement that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed and interpreted in compliance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

10.2    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (a) no amount shall be payable pursuant to Section 6.2 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (b) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 6.2 shall be treated as a right to receive a series of separate and distinct payments; and (c) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

10.3    Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (a) the Company shall deliver the Release to Executive within ten (10) business days following the date of termination of employment, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (b) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (c) in any case where the date of termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10.3, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10.3, such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10.3(c), on the first payroll period to occur in the subsequent taxable year, if later.

10.4    Section 280G.

(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Company to Executive for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) that is determined to be a payment contingent on a change of control of the Company under Section 280G(b)(2) of the Code (a “Covered Payment”), the Company shall use, at Executive’s request, all reasonable efforts, without being obligated to incur any material expense, to obtain such stockholder approval of such Covered Payment as may be necessary under such section of the Code to prevent any part of such Covered Payment from constituting an “excess parachute payment” under Section 280G of the Code.

(b)    Following an Initial Public Offering, in the event Executive receives any Payments pursuant to this Agreement or any other plan or agreement between Executive and the Company that would be subject to the Excise Tax, the Company shall pay to Executive an additional amount equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax that are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excess and other applicable taxes imposed on Executive under the laws of any federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii) (and, for the avoidance of doubt, the Payment reduction described in Section 10.4(a) shall not apply following an Initial Public Offering).

(c)    Unless the Company and Executive otherwise agree in writing, any determination required under Sections 10.4(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by Sections 10.4(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under Sections 10.4(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculation contemplated by Sections 10.4(b).

(d)    As used herein, an “Initial Public Offering” shall mean the underwritten public offering of the common stock of the Company pursuant to a registration statement that has been declared effective under the Act, if as a result of such offering (i) the issuer becomes a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq National Market System or is traded or quoted on any other national stock exchange or national securities system.

11.    Miscellaneous.

11.1    Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite addressee’s signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

If to Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:
c/o Advent International Corporation
75 State Street
Boston, MA 02109
Attention:	J. Christopher Egan
Eric Wei
James Westra
Facsimile	No.: 617-516-2010
Email:	*****
*****
*****

with a copy to, which shall not constitute notice:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Douglas Ryder, P.C.
Joshua Soszynski
Facsimile	No.: 212-446-6460
Email:	*****
*****

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.2    Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 11.2.

11.3    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

11.4    Counterparts. This Agreement may be executed by facsimile in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Agreement.

11.5    Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

11.6    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating to such matters. The parties hereto acknowledge and agree that, as of the Effective Date, the Prior Agreement shall be terminated and of no further force and effect.

11.7    Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires 80% or more of the stock, assets or business of the Company.

11.8    Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.

CYPRESS INTERMEDIATE HOLDINGS III, INC., a Delaware corporation

By:	/s/ Andrew J. Balbirer
Name:	Andrew J. Balbirer
Title:	Executive Vice President & Chief Financial Officer

EXECUTIVE

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy

Signature Page to Employment Agreement

EXHIBIT A

to

Employment Agreement

Name of Executive:	Githesh Ramamurthy

Title(s):	President and Chief Executive Officer, Chairperson of the Board (for so long as Executive is a member of the Board)

Base Salary:	$721,092.03 per annum

Performance-Based Bonus:	During the Period of Employment, Executive shall be entitled to an annual performance-based cash bonus of 100% of the then current Base Salary based on achievement of EBITDA (as defined for purposes of the Company’s business plan for the relevant fiscal year) targets and/or other performance or personal objectives set by the Board with respect to each fiscal year. Such bonus, if any, shall be payable on the fifth (5th) business day after the completion of the Company’s audited financial statements for the fiscal year to which the bonus relates, but in no event later than December 31 of the calendar year following such fiscal year, subject to Executive’s employment through the last day of the fiscal year to which such bonus relates.

EXHIBIT B

to

Employment Agreement

Management Incentive Plan Term Sheet

[attached]

[REDACTED]